Exhibit 10.1

April 27, 2022

VIA E-MAIL

Brett Adcock

Re:	Terms of Separation

Dear Brett:

This letter confirms the agreement (“Agreement”) between you and Archer Aviation Inc. (the “Company”) concerning the terms of your separation and offers you the severance benefits we discussed in exchange for a general release of claims and covenant not to sue. Defined terms used herein but not otherwise defined shall have the same meaning as set forth in the offer letter agreement that you entered into with the Company, dated September 16, 2021, attached hereto as Exhibit A (the “Employment Agreement”).

1.            Separation Date: April 13, 2022 was your last day of employment with the Company (the “Separation Date”), which you and the Company agree constitutes a Qualifying Termination (Absent a Change of Control) and Separation from Service pursuant to paragraph 8 of the Employment Agreement.

2.            Acknowledgment of Payment of Wages; Expenses: By your signature below, you acknowledge that on the Separation Date, the Company provided you with a final paycheck for all wages, salary and accrued vacation benefits due to you from the Company as of the Separation Date excluding compensation and reimbursements provided herein. By signing below, you acknowledge that the Company does not owe you any other amounts pursuant to your Employment Agreement except as set forth below in this Agreement.

3.            Severance Benefits: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, including, without limitation, your promises in Section 12 below, the Company agrees to provide you with the Severance Benefits defined in the Employment Agreement except as modified herein (subject to the terms, conditions, and timing considerations set forth in the Employment Agreement, including, without limitation, Section 10 thereof, and provided that this Agreement shall serve as the Release), which include: (a) the Severance paid in installments as specified in paragraph 8(a) of the Employment Agreement, based on your base salary as of the Separation Date of $600,000; (b) the Bonus Severance, equal to $600,000 in cash payable within 7 days of signing this Agreement; (c) the Special Cash Payment with respect to the COBRA premiums, equal to $64,602.48; (d) Accelerated Vesting of your unvested shares subject to any time-based equity awards previously granted to you by the Company (excluding for the avoidance of doubt the Founder Grants) that would have vested had your employment continued for an additional twenty-four (24) months after the Separation Date; (e) the Founder Grants remaining: (i) outstanding for fifteen (15) months after the Separation Date; and (ii) eligible for vesting upon the achievement of the milestones set forth in the RSU Agreement, dated September 16, 2021 (the “RSU Agreement”), that you entered into with the Company, and (f) an additional special payment equal to $1,500,000 in partial consideration for the lock-up described in Section 5 below in cash payable within 7 days of signing this Agreement; provided, that your current holdings are more fully described in Section 4 below. The Company agrees (i) to provide you with prompt notice of both the attainment of, and the certification by the Board of the attainment of, the milestones for the Founder Shares pursuant to the RSU Agreement and (ii) to issue the shares related thereto at a time after good faith consideration of your input and request (but no less than 30 days after the certification by the Board of the attainment of the milestones and no later than March 15 of the following year) and with the intention of allowing you to make reasonable provisions to satisfy the applicable withholding taxes, including via a Transfer of shares. For the sake of clarity, with respect to clause (i) of the immediately preceding sentence, the date of the attainment of milestones determines the vesting of Founder Shares notwithstanding that the certification of attainment takes place at a later date. By signing below, you acknowledge that you are receiving the Severance Benefits in exchange for waiving your rights to claims referred to in this Agreement, and that the Severance Benefits fully satisfy all severance and other separation benefit obligations (including, without limitation, accelerated and/or continued equity vesting as to both time-based and performance-based equity grants) for which you are or could be eligible pursuant to the Employment Agreement or otherwise. Before taking out any withholding for taxes for any payments described herein, or reporting to the relevant tax authorities, the Company will notify you of the amounts it intends to withhold, tax characterizations of the payments made, and provide you with a reasonable opportunity to provide prompt input on the Company’s calculations and characterizations; provided, however, that the final determination shall be within the Company’s sole discretion after good faith consideration of your input. The Company will also coordinate with you for the issuance of shares pursuant to clause (e) and (f) to give you a reasonable amount of time to obtain the cash to pay the taxes due, including the ability to sell shares of capital stock subject to applicable law, the company’s Insider Trading Policy, and compliance with Section 409A.

Brett Adcock

4.            Equity Holdings.

a.            Shareholdings. Currently, you (i) in your individual capacity, hold 4,159,347 shares of Class B Common Stock, and (ii) via High Drive Growth LLC, hold 27,756,277 shares of Class B Common Stock and 100,000 shares of Class A Common Stock. Of such shares, and prior to the acceleration benefits described in Section 3 taking effect, a total of 1,109,536 of such shares of Class B Common Stock held in your individual capacity remain unvested and (ii) a total of 10,485,054 shares of Class B Common Stock held via High Drive Growth LLC remain unvested (the “Unvested Shares”). Following the acceleration benefits described in Section 3 taking effect, all of the Unvested Shares shall become vested.

b.            RSU Holdings. In addition, you were issued the RSU Agreement that provided for the issuance of up to 20,009,224 shares of Class B Common Stock subject to the terms therein and performance of any applicable milestone within the fifteen (15) month period from the Separation Date (as described in Section 3). The 5,002,306 Class B Common Stock shares applicable to the first milestone were forfeited on April 14th, 2022. The remaining 15,006,918 Class B Common Stock shares applicable to milestones two, three and four remain unvested subject to the satisfaction of the performance conditions within the fifteen (15) month period from the Separation Date (as described in Section 3).

Brett Adcock

5.            Lockup Period.

a.            Except as specified in this paragraph, you and your affiliates agree not to Transfer (as defined below), either directly or indirectly, such as via High Drive Growth LLC, any shares of capital stock of the Company (or securities convertible or exchangeable for capital stock of the Company) for a period of twelve (12) months following the Separation Date without the Company’s prior written consent; provided, however, that you may (a) sell up to 1,275,000 shares during each of the third and fourth quarters of 2022 and 2,250,000 shares during the first quarter of 2023 (collectively the “Open Market Trading Exception”) and (b) Transfer a number of shares required to cover taxes associated with the settlement of shares underlying the RSU Agreement; provided, further, that (i) when engaging in the Open Market Trading Exception sales, you may not sell more than 10% of the trading volume of the Company’s Class A Common Stock on any one trading day based on the prior 30-day average (other than through a Block Sale as specified below) and (ii) you may sell at any time during the 12 month period up to 150% of the aggregate remaining limits specified in the Open Market Trading Exception through one or more “block sale” transactions (“Block Sale”) through a broker of your choosing (and the Company hereby agrees to waive any requirement that such Block Sale occur through a Rule 10b5-1 Plan). In connection with any Block Sales in the preceding sentence, the number of shares sold in the Block Sale will count first against the earliest unmet quarterly limit in the Open Market Trading Exception and then against subsequent unmet limits. You agree to use good faith efforts to effect one or more Block Sales ahead of the Open Market Trading Exception; provided, however, that failure to reach agreement on a Block Sale ahead of the Open Market Trading Exception shall not diminish your rights under the Open Market Trading Exception. In the event that you would prefer to pledge your shares to secure a personal loan, the Company agrees to use good faith efforts to facilitate such pledge. You shall not sell your shares to a competitor in the eVTOL space via a Block Sale as described above. This Agreement does not supersede or affect the applicability of federal or state laws that may apply to such sales or the Company’s Insider Trading Policy (except for the exceptions noted above).

b.            The Company acknowledges that you are a party to the Amended and Restated Registration Rights Agreement dated September 16, 2021, and that your shares are registered on the Registration Statement on Form S-1, declared effective on October 26, 2021. Nothing in this agreement affects your rights under such Registration Rights Agreement or Registration Statement other than you may not demand further registration of any shares of capital stock of the Company during the lockup period. In connection with any sale of shares by you permitted by this Agreement, the Company agrees reasonably to cooperate with you and the Company’s transfer agent and promptly provide any certifications, opinions, and other documents or actions required to effect such a sale in all cases subject to customary representations by you.

Brett Adcock

c.            “Transfer” of a share of Class A Common Stock or Class B Common Stock or other share of capital stock of the Company (or any securities convertible or exchangeable for capital stock of the Company) means any offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of an option, right or warrant to purchase, lend or otherwise transfer or dispose, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share or security, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, (i) a transfer of a share of Class A Common Stock or Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share or security by proxy or otherwise, or (iii) entering into any swap or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company; provided, however, that the following shall not be considered a “Transfer” within the meaning of this provision:

i.            the granting of a revocable proxy to officers or directors of the Company at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

ii.           the existence of any proxy granted prior to the Effective Time or the amendment or expiration of any such proxy;

iii.          entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of shares of Class A Common Stock or Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

iv.          the pledge of shares of Class A Common Stock or Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control (as defined in the Company’s Rested Certificate of Incorporation) over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

v.           entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition (each as defined in the Company’s Restated Certificate of Incorporation) that has been approved by the Board of Directors; or

Brett Adcock

vi.          sale of shares of Class A Common Stock or Class B Common Stock after the announcement by the Company of the intent to enter into, or the entering into or consummation of, a Change of Control transaction.

6.            Resignation from Officer Positions; Board Membership: Effective as of the Separation Date, you agree and acknowledge that you have resigned from all officer positions with the Company, without the need of acceptance or any further action by the Company. You will continue to serve as a Director on the Company’s Board of Directors (the “Board”) following the Separation Date, subject to the terms and conditions of any agreements governing your role as a Director.

7.            Return and Transfer of Company Property; Return of Your Property: Except to the extent required for your role as a member of the Board of Directors, you will promptly return to the Company all Company property, including data and files, pertaining to the Company, including as saved in any spreadsheets, physical drives, or cloud accounts of any type whatsoever that has been in your possession or control. To the extent that you may inadvertently retain access to any Company Confidential Information (as defined in the Confidentiality Agreement) on any personal cloud accounts or personal physical storage devices, you agree to review and delete such Confidential Information immediately following delivery to the Company, subject to preservation requirements, and cooperate with the Company to ensure all such Confidential Information has been deleted from such locations after delivery to the Company, in all cases to the Company’s satisfaction and subject to preservation requirements. In addition, you shall immediately transfer ownership of, and access to, the following two Company domain names to the Company, and you will work to effect such transfer with the Company’s Chief Information Officer, Joseph Frascati: archer.com and flyarcher.com. The Company agrees to return to you all of your personal property, including your personal electronic devices, and not to retain any copies; provided, however, that the Company may retain documents or files to the extent they pertain to the Company, or were created by you in your role with the Company. Each Party shall comply with reasonable preservation requests made by the other Party or another third party.

8.            Proprietary Information: Consistent with Paragraph 11 of the Employee Proprietary Information and Arbitration Agreement (the “Confidentiality Agreement”) attached as Exhibit B (except with respect to paragraph 10), you hereby acknowledge that you remain bound by Paragraphs 2, 5, 7, 9, 12, and 13 of that Agreement, except with respect to any requirement to delete documents contained in Paragraph 13 of that Agreement. The Parties acknowledge that all other provisions of that Agreement ceased to apply upon the end of your employment at Company and that you are not required to complete Exhibit C to the Confidentiality Agreement.

9.            Mutual, General Release and Waiver of Claims:

a.            The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, with respect to any and all claims, liabilities, and obligations that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, affiliates of shareholders, owners of shareholders, successors and assigns, in all cases whether current or former, (collectively “Releasees”), whether known or not known, including without limitation, claims of any kind under the Employment Agreement, any and all equity agreements between you and the Company, including the RSU Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

Brett Adcock

b.            To the fullest extent permitted by law, with respect to any and all claims, liabilities and obligations that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Agreement, the Company hereby releases and waives any claims it may have against you and your affiliates, including, without limitation, in connection with your employment at and service as an officer and director of the Company.

c.            By signing below, you and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

d.            You and the Company do not intend to release, and do not release: (i) claims that may not be released as a matter of law; (ii) claims for indemnification under your Indemnity Agreement, dated on or about September 16, 2021 and/or indemnification rights under the Company’s Bylaws or other agreements, including without limitation any payments owed under such Agreements for expenses incurred or accrued prior to this date, and any ongoing indemnity obligations for existing lawsuits including without limitation past, current and future expenses associated with Wisk Aero LLC v. Archer Aviation, Inc., Case No. 3:21-cv-02450-WHO (U.S. District Court, Northern District of California) and past expenses of Latham & Watkins for work falling within your indemnification rights including without limitation the full amount of the invoice sent to counsel for the Company on April 25, 2022 (which shall be paid no later than 7 days after signing this Agreement); (iii) any claims for enforcement of this Agreement; or (iv) claims based on events after the Effective Date of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Brett Adcock

e.            The Parties agree that the release contained herein satisfies the requirements of paragraph 12 in your Employment Agreement.

10.           Covenant Not to Sue:

a.            To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will either party pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which they may now have, have ever had, or may in the future have against Releasees or you, which is based in whole or in part on any matter released by this Agreement.

b.            Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

11.           Protected Rights: You understand that nothing in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.           Public Statements. The Company agrees that all public Company communications regarding your transition from the Company shall be consistent with the communications set forth in Exhibit C. Nothing in this section shall prohibit either party from providing truthful information in response to a subpoena or other legal process. It is agreed that if the Company violates this provision, or makes any statement that disparages you, you will have the right to provide corrective communications without any breach of your obligations to the Company. It is agreed that if you make any statement that disparages the Releasees, the Company will have the right to provide corrective communications without any breach of the Company’s obligations to you.

13.           Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

Brett Adcock

14.            No Admission of Liability: This Agreement is not and shall not be construed or contended by either party as an admission or evidence of any wrongdoing or liability on the part of that party, the Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

15.            Complete and Voluntary Agreement: This Agreement, together with the Employment Agreement, the Confidentiality Agreement, agreements relating to your rights to indemnification, and any agreements that you entered into with the Company concerning your equity interests in the Company (as modified in this Agreement, as applicable) or Board membership, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.            Authority. Each Party represents and warrants that they have authority to enter into this Agreement, and that they have obtained all necessary approvals, including for the Company the approval of the Board of Directors, for all terms and conditions in the Agreement.

17.            Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.            Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

Brett Adcock

19.            Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20.            Review of Separation Agreement; Expiration of Offer: You understand that you have the right to consult with an attorney regarding this Agreement, and that you may take up to five (5) business days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire.

21.            Effective Date: This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

If you agree to abide by the terms outlined in this letter, please sign this letter below and return it to me. I wish you the best in your future endeavors.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Brett Adcock

Sincerely,

Archer Aviation Inc.

By:	/s/ Fred Diaz
Fred Diaz, Director

READ, UNDERSTOOD AND AGREED

/s/ Brett Adcock	Date:	04/28/2022
Brett Adcock

EXHIBIT A

EMPLOYMENT AGREEMENT

EXHIBIT B

Employee Proprietary Information and Arbitration Agreement

EXHIBIT C

Approved Public Communication